UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.       )

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☐ Preliminary Proxy Statement
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☐ Soliciting Material Pursuant to § 240.14a-12

American Realty Capital Trust, Inc.

(Name of Registrant as Specified In Its Charter)

 (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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December 17, 2012

Dear Fellow Stockholder,

You have received proxy materials from American Realty Capital Trust, Inc. (“ARCT”) regarding the Special Meeting of ARCT Stockholders scheduled for January 16, 2013. At the Special Meeting you will be asked to consider and vote upon a proposal to approve the merger and the other transactions contemplated by the merger agreement providing for the acquisition of ARCT by Realty Income Corporation. With the holiday season approaching, we wanted to remind all stockholders to cast your vote promptly “FOR” the proposal to approve the merger on the enclosed WHITE proxy card.

Your board of directors concluded that the proposed merger with Realty Income is in the best interests of the Company and its stockholders and unanimously recommends you vote FOR the proposal to approve the merger.

A COMPELLING TRANSACTION FOR ARCT’S STOCKHOLDERS

•	Realty Income is Paying Premium Value for ARCT. Realty Income is valuing ARCT’s assets at a significantly higher price than ARCT’s cost basis. This also would be the lowest capitalization rate compared to similar net lease REIT transactions (the capitalization rate is the rents divided by the value, and moves inverse to the price paid, i.e., higher price means lower capitalization rate).

o	On September 5, 2012, the offer value implied a weighted average capitalization rate for ARCT’s assets of 5.9% based on current cash rents. This is significantly below the weighted average capitalization rate of 8.2% paid by ARCT for its assets as well as the weighted average capitalization rates of similar transactions, which range from 7.1% - 8.25%.

o	In addition, the 15.7x forward EBITDA multiple represents the second highest amongst similar REIT transactions.

•	Realty Income is the Ideal Strategic Buyer for ARCT. Realty Income represents the ideal strategic buyer for ARCT given its business focus, size and scale, investment grade balance sheet / cost of capital, and share liquidity. As part of Realty Income, ARCT stockholders will benefit from:

o	The strength and stability that comes from the scale and diversity of the combined portfolio, in particular the $7 million reduction in overhead costs and,
o	The value that is unlocked by the lower cost of capital and risk reduction that comes from being able to better match the maturity of debt with the duration of the leases.

•	This Merger Enhances Future Growth Opportunities and Value Creation. Realty Income’s experienced management team has a successful track record of driving dividend growth and producing enhanced stockholder returns. The combined company will be significantly larger and financially stronger than ARCT as a stand-alone company or than its competitors, and will have one of the lowest costs of capital in a sector where low cost capital creates competitive advantage.

o	The combined company's cost of capital advantage positions it to grow earnings while increasing dividends, as it generates higher equity returns than its competitors from similar investments.

o	The combined company's greater scale and balance sheet strength will facilitate the execution of large transactions through improved access to capital, further enhancing the Company's ability to realize value in the relatively fragmented net lease real estate market.

•	ARCT’s Board Undertook a Comprehensive Strategic Process Before Concluding the Merger with Realty Income Was in the Best Interests of ARCT Stockholders. Beginning in April 2011, ARCT’s board, with the assistance of Goldman, Sachs & Co., the Company’s financial advisor, undertook a comprehensive process to evaluate strategic alternatives to create stockholder value as detailed in the proxy materials. Throughout this process, a number of strategic options were evaluated thoroughly and your board concluded that the transaction with Realty Income is superior to other available alternatives, including the status quo.

o	Importantly, since announcement of the transaction, no third party has approached ARCT or its advisors with an alternative transaction or with a request for information despite low break fee of approximately 1.7% of transaction value.

•	ARCT Management’s Interests are Firmly Aligned with Those of All ARCT Stockholders. Pro forma for the transaction, ARCT management will own approximately $45 million of equity in Realty Income, including over $25 million of existing equity in ARCT.

o	In addition, as part of the merger agreement, ARCT management agreed to reduce its total compensation and capped its potential financial upside.

•	The Transaction has Been Reviewed Favorably by the Research Analyst Community:

o	“In our view, O’s deal for ARCT is an attractive one as it has the lowest capital costs in the public markets and we don’t see better offers being out there for the enterprise.” - J.P. Morgan research report, “3Q a Penny Shy of Our Estimate on Lighter Revenue; Deal Volume as Expected” - October 25, 2012*

o	“Points for Solid Execution: Sure, commercial real estate values have gone up since ARCT bought most of its properties. But if they have appreciated at the same pace as, say, the typical strip center owned by the REITs in our coverage universe, then the weighted average cap rate at today’s values would be about 7.3%. The giant gap between that figure and the 5.9% cap rate ARCT management is selling the company for suggests great execution by them on behalf of their shareholders.” - Green Street Advisors research report, “A Rare Non-Traded REIT ‘Success’ Story” - September 11, 2012*

o	“In all, through both a major acquisition like ARCT and the consistent level of acquisition activity on a quarterly basis, Realty Income is poised for substantial growth in our view.” - RBC Capital Markets research report, “3Q Earnings Review: Operations, Acqs Strong; Raising 12/13 Est, Introducing ‘14” - October 29, 2012*

o	“For ARCT shareholders, the benefits include a decline in cost of and a greater access to capital, overhead savings, and partnering with the best in class management team with a track record of producing attractive shareholder returns and dividend grow th.” - JMP Securities research report, “Merger Overshadows 3Q Report; Maintain MP ” - November 2, 2012*

o	“For shareholders in American Realty Capital Trust, yesterday’s announcement will be greeted with justifiable smiles and applause; especially given the negative news that has been flowing from the non-traded REIT space over the past year or so…Bottom line: AR Capital’s and ARCT management’s interests were aligned with those of rank-and-file investors, and ARCT de finitely did the right thing.” - REIT Wrap publication - September 7, 2012*

WE URGE ARCT STOCKHOLDERS TO VOTE “FOR” THE PROPOSED MERGER WITH REALTY INCOME

 TODAY ON THE ENCLOSED WHITE PROXY CARD TODAY

Your vote is important and your board of directors encourages you to vote your shares today. Please take a moment to vote FOR the proposal to approve the merger today – by telephone, by Internet or by signing, dating and returning the en closed WHITE proxy card in the postage-paid envelope provide d.

If you have any questions or need assistance voting your shares, please call the Company’s proxy solicitor, D.F. King & Co., Inc., toll free at 1-800- 714-3305.

On behalf of the ARCT board of directors, I wish you a safe, healthy and happy holiday season.

Sincerely,

Nicholas S. Schorsch

Chairman of the Board of Directors

* Permission for quotation was neither sought nor obtained

Additional Information and Where to Find It

In connection with the proposed merger, the Company and Realty have filed a definitive proxy statement with the SEC on December 6, 2012 and commenced mailing the definitive proxy statement and a form of proxy to the stockholders of the Company. BEFORE MAKING ANY VOTING DECISION, INVESTORS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT REGARDING THE PROPOSED MERGER CAREFULLY AND IN ITS ENTIRETY BECAUSE THE PROXY STATEMENT CONTAINS IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Investors will be able to obtain, without charge, a copy of the definitive proxy statement and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. Copies of the documents filed by the Company with the SEC are also available free of charge on the Company’s website at http://ir.arctreit.com, and copies of the documents filed by Realty with the SEC are available free of charge on Realty’s website at http://www.realtyincome.com.

Participants in Solicitation

The Company, Realty and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s and Realty’s stockholders in respect of the proposed merger. Information regarding the Company’s directors and executive officers can be found in the Company’s definitive proxy statement filed with the SEC on May 21, 2012. Information regarding Realty’s directors and executive officers can be found in Realty’s definitive proxy statement filed with the SEC on March 30, 2012. Stockholders may obtain additional information regarding the interests of the Company and its directors and executive officers in the proposed merger, which may be different than those of the Company’s stockholders generally, by reading the definitive proxy statement filed in connection with the proposed merger with the SEC on December 6, 2012 and other relevant documents regarding the proposed merger filed with the SEC. These documents are available free of charge on the SEC’s website and from the Company or Realty, as applicable, using the sources indicated above.

Forward-Looking Statements

Information set forth herein (including information included or incorporated by reference herein) contains “forward-looking statements” (as defined in Section 21E of the Securities Exchange Act of 1934, as amended), which reflect the Company’s and Realty’s expectations regarding future events. The forward-looking statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those contained in the forward-looking statements. Such forward-looking statements include, but are not limited to whether and when the transactions contemplated by the merger agreement will be consummated, the new combined company’s plans, market and other expectations, objectives, intentions and other statements that are not historical facts.

The following additional factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the ability of the Company and Realty to obtain the stockholder approvals required to consummate the proposed merger; unexpected costs or unexpected liabilities that may arise from the transaction, whether or not consummated; the inability to retain key personnel; continuation or deterioration of current market conditions; future regulatory or legislative actions that could adversely affect the companies; and the business plans of the customers of the respective parties. Additional factors that may affect future results are contained in the Company’s and Realty’s filings with the SEC, which are available at the SEC’s website at www.sec.gov. The Company and Realty disclaim any obligation to update and revise statements contained in these materials based on new information or otherwise.